Exhibit 99.1

Poniard Pharmaceuticals Reports Fourth Quarter and Year End 2010 Financial Results

SAN FRANCISCO, Calif. – March 30, 2011 – Poniard Pharmaceuticals, Inc. (Nasdaq: PARD), a biopharmaceutical company focused on innovative oncology therapies, today reported financial results for the fourth quarter and year ended December 31, 2010.

“Since the beginning of the fourth quarter, we have strengthened our financial position and expanded potential clinical development opportunities for picoplatin in China, steps that we believe will further enhance the picoplatin value proposition and provide us additional leverage as we advance our review of strategic alternatives,” stated Ronald Martell, chief executive officer of Poniard. “Our highest priority continues to be the execution of strategic alternatives that optimize the value of the Company and the picoplatin program for our shareholders, and we are intensely focused on bringing this process to a successful and timely conclusion.”

Fourth Quarter 2010 and Recent Corporate Developments

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Received Qualifying Therapeutic Discovery Project Grant. In November, Poniard announced that it had been awarded $244,479 in grant funding as part of the U.S. Government’s Qualifying Therapeutic Discovery Project (QTDP) program created by Congress in March 2010 as part of the Patient Protection and Affordable Care Act.

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Completed Voluntary Prepayment of Secured Loan Facility. In December, the Company announced that it completed the voluntary prepayment of the $12.35 million aggregate principal, interest and fees due under its secured loan facility with GE Business Financial Services Inc. and Silicon Valley Bank, satisfying all financial obligations of the Company under the loan facility.

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Raised $3.4 Million Dollars Under its Committed Equity Financing Facility. In February, Poniard announced the sale of an aggregate of 9.4 million shares of Poniard’s common stock to Small Cap Biotech Value, Ltd., pursuant to two draw downs under its committed equity financing facility (CEFF) with Small Cap Biotech. Total net proceeds received from the sales were approximately $3.4 million. The Company sold the maximum number of shares issuable under the CEFF, and the CEFF automatically terminated in late February.

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Received Chinese State FDA Approval for Clinical Development of Picoplatin. In March, the Company announced the receipt of Clinical Trial Application approval from the Chinese State Food and Drug Administration (SFDA) to conduct Phase 3 clinical studies of picoplatin for the treatment of second-line small cell lung cancer and second-line ovarian cancer in the People’s Republic of China. The approval of both Phase 3 protocols by SFDA allows for the inclusion of Chinese clinical sites in developing and executing global registration trials within these disease settings by potential partners.

Fourth Quarter and Full Year 2010 Financial Results

The Company reported a net loss of $5.2 million ($0.11 diluted loss per share on a loss applicable to common shares of $5.2 million) for the quarter ended December 31, 2010, compared with a net loss of $13.2 million ($0.36 diluted loss per share on a loss applicable to common shares of $13.3 million) for the quarter ended December 31, 2009. The Company reported a net loss of $30.1 million ($0.66 diluted loss per share on a loss applicable to common share of $30.8 million) for the year ended December 31, 2010, compared with a net loss of $45.7 million ($1.31 diluted loss per share on a loss applicable to common shares of $46.2 million) for the same period in 2009.

Total operating expenses for the quarter ended December 31, 2010 were $4.7 million compared to $12.4 million for the quarter ended December 31, 2009, and were $28.0 million for the year ended December 31, 2010, compared to $43.0 million in 2009. Total operating expenses for the quarter and year ended December 31, 2010 include a charge of $1.2 million for a loss on the extinguishment of debt in connection with the Company’s voluntary repayment of its loan facility.

Research and development expenses were $0.1 million for the quarter ended December 31, 2010, compared to $7.2 million for the quarter ended December 31, 2009. Research and development expenses were $8.0 million for the year ended December 31, 2010, compared to $25.7 million in 2009. The significant decrease in our research and development expense primarily is the result of the completion of our picoplatin trials in 2009 and 2010.

General and administrative expenses were $3.4 million for the quarter ended December 31, 2010, compared with $3.8 million for the quarter ended December 31, 2009. General and administrative expenses were $17.1 million for the year ended December 31, 2010, compared with $14.7 million in 2009.

Cash and investment securities as of December 31, 2010, were $4.3 million, compared with $43.4 million at December 31, 2009. The Company believes that its existing cash and investment securities, together with its projected operating and financing results, will provide adequate resources to fund its operations at least into the fourth quarter of 2011.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit http://www.poniard.com.

Forward-Looking Statements

This release contains forward-looking statements describing, among other things, the Company’s projected financial position and future operations, the adequacy of its cash resources, the Company’s progress in its review of strategic alternatives, the Company’s assessment of the value of its picoplatin program and the commercial and therapeutic potential of picoplatin, the Company’s potential clinical development opportunities, including potential opportunities created by Chinese State Food and Drug Administration approval, and the Company’s goal of optimizing shareholder value. Actual results and events may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties inherent in the Company’s business, including the Company’s need for future capital and ability to obtain future funding on a timely basis, on favorable terms, or at all; the risk that strategic relationships may not be established on a timely basis, on terms that are ultimately favorable to the Company, or at all; the Company’s anticipated future operating losses; the Company’s ability to maintain compliance with Nasdaq listing standards; the potential safety, efficacy and commercial viability of picoplatin; the risk that the Company’s additional analyses of data from clinical trials of picoplatin may produce negative or inconclusive results, or may be inconsistent with previously announced results or previously conducted trials; the Company’s ability to retain key personnel; competition from third parties; the Company’s ability to preserve and protect its intellectual property rights; the Company’s dependence on third-party manufacturers, suppliers and other contractors; changes in technology, government regulation and general market conditions; the receipt and timing of FDA and other required regulatory approvals, if at all; and other the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For Further Information:

David Pitts

Argot Partners

(212) 600-1902

david@argotpartners.com

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